Exhibit 24.2

Shelf Registration Statement; Sale of Long-Term Debt

RESOLUTION OF THE

BOARD OF DIRECTORS OF

PACIFIC GAS AND ELECTRIC COMPANY

December 16, 2016

RESOLVED FURTHER that, in addition to the Delegated Officers, each of HYUN PARK, LINDA Y.H. CHENG, FRANCES S. CHANG, CHRISTINE M. DESANZE, JUSTYNA LLOYD, and ROBIN J. REILLY is authorized, jointly and severally, to sign any Registration Statement on behalf of this company and to do any and all acts necessary to satisfy the requirements of the Securities Act of 1933, and the regulations of the Commission adopted pursuant thereto with regard to such Registration Statement;

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I, LINDA Y.H. CHENG, do hereby certify that I am Vice President, Corporate Governance and Corporate Secretary of PACIFIC GAS AND ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a true and correct extract from a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held on December 16, 2016; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

WITNESS my hand and the seal of said corporation hereunto affixed this 19th day of December, 2016.

/s/ Linda Y.H. Cheng
Linda Y.H. Cheng
Vice President, Corporate Governance and Corporate Secretary
PACIFIC GAS AND ELECTRIC COMPANY

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